POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott J. Lederman, Zachary D. Weber, Girish Kashyap and Jodie L. Crotteau, each an officer of Grosvenor Registered Multi-Strategy Master Fund, LLC (the “Fund”) and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-2 and any amendments to the Registration Statement, including pre- and post-effective amendments, and to sign any and all documents to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940; and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE FUND	DATE

/s/ Henry S. Bienen Henry S. Bienen	Director	June 18, 2013

/s/ Alan Brott Alan Brott	Director	June 18, 2013

/s/ Brian P. Gallagher Brian P. Gallagher	Director	June 18, 2013

/s/ Victor J. Raskin Victor J. Raskin	Director	June 18, 2013

/s/ Thomas G. Yellin Thomas G. Yellin	Director	June 18, 2013

/s/ Scott J. Lederman Scott J. Lederman	Chief Executive Officer and President (Principal Executive Officer)	June 18, 2013

/s/ Zachary D. Weber Zachary D. Weber	Chief Financial Officer and Treasurer (Principal Financial Officer)	June 18, 2013